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                                                             Exhibit 10 (q) (1)


                               AMENDMENTS TO THE
             ALCOA SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

Pursuant to Article 5 of the Plan, the Plan is amended as follows:

1. The definition of Annual Compensation is amended by adding the following sentence to the end thereof:

          "Special Payments" within the meaning of the Alcoa Deferred Compensation Plan are not treated as Annual Compensation.

2.   Section 2.4 is deleted in its entirety and replaced with the following:

          No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in Plan I, shall also apply to benefits hereunder.

3.  In all other respects the Plan is hereby ratified and confirmed.